UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2016

SIMON PROPERTY GROUP, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-36110	34-1755769
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 WEST WASHINGTON STREET
INDIANAPOLIS, INDIANA	46204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  317.636.1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

ITEM 1.01  Entry into a Material Definitive Agreement.

On April 6, 2016, Simon Property Group, L.P. (the “Company”) amended its $2.75 billion unsecured multi-currency supplemental revolving credit facility (the “Supplemental Facility”) to, among other matters, (i) exercise its $750 million accordion feature such that the Supplemental Facility’s borrowing capacity has been increased from $2.75 billion to $3.5 billion, and (ii) permit the Company to further increase the Supplemental Facility’s borrowing capacity to $4.25 billion during its term, at the Company’s sole option.  The Supplemental Facility will initially mature on June 30, 2019 and can be extended for an additional year to June 30, 2020. The interest rate on the Supplemental Facility, based on the Company’s current long-term unsecured credit ratings, is at LIBOR plus 80 basis points and the Supplemental Facility provides for borrowings denominated in U.S. Dollars, Euro, Yen, Sterling, Canadian Dollars and Australian Dollars.

A copy of Amendment No. 1 to Amended and Restated Credit Agreement and a press release relating to this matter are attached hereto as Exhibits 10.1 and 99.1, respectively, and are incorporated herein by reference and constitute part of this report.

ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this Item is included in Item 1.01 and is incorporated herein by reference.

ITEM 9.01  Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Amended and Restated Credit Agreement, dated as of April 6, 2016.

99.1	Press Release, dated April 6, 2016, issued by Simon Property Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 7, 2016

SIMON PROPERTY GROUP, L.P.

	By:	Simon Property Group, Inc., the sole General Partner

		By:	/s/ Andrew Juster
Andrew Juster
Executive Vice President and
Chief Financial Officer